                                                                 Exhibit  99.B5A

                      AMERICAN NATIONAL INSURANCE COMPANY

                         A STOCK LIFE INSURANCE COMPANY


    INSURED    JOHN DOE                       $100,000        SPECIFIED AMOUNT

POLICY NUMBER  UVSPC226                  FEBRUARY 26, 1998    DATE OF ISSUE


                          HOME OFFICE: ONE MOODY PLAZA

                             GALVESTON, TEXAS 77550


AMERICAN NATIONAL INSURANCE COMPANY will pay the Death Benefit to the Beneficiary subject to the provisions of the Policy. The Death Benefit is payable upon receipt at Our Home Office in Galveston, Texas, of Satisfactory Proof of the Insured's Death. The Policy is issued in consideration of the Application and payment of the premiums shown on the Policy Data Page. This Policy is a legal contract between the Owner and American National Insurance Company.
READ YOUR POLICY CAREFULLY.

Signed for the Company at Galveston, Texas, on the Date of Issue.



               SECRETARY                      PRESIDENT


RIGHT TO CANCEL POLICY. You may cancel the Policy by returning it to Us or our Agent within ten days after You receive the Policy. We will refund the premiums paid adjusted by investment gains during the fifteen day period after such premiums have been allocated to the American National Money Market Portfolio and by investment gains and losses thereafter.


THE ACCUMULATION VALUE IN THE AMERICAN NATIONAL VARIABLE LIFE SEPARATE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT SEPARATE ACCOUNT AND MAY INCREASE OR DECREASE DAILY. THE ACCUMULATION VALUE IS NOT GUARANTEED.


THE AMOUNT OF THE DEATH BENEFIT OR THE DURATION OF THE DEATH BENEFIT, OR BOTH MAY VARY UNDER THE PROVISIONS OF THE POLICY.


                   VARIABLE UNIVERSAL LIFE INSURANCE POLICY.
          INVESTMENT EXPERIENCE REFLECTED IN SOME VALUES AND BENEFITS.
                         NONPARTICIPATING. NO DIVIDENDS



FORM VULIP

                           GUIDE TO POLICY PROVISIONS




                                                    PAGE

POLICY DATA PAGE

DEFINITION OF POLICY TERMS                             3

NONPARTICIPATING POLICY                                4

DEATH BENEFIT                                          4

POLICY CHANGE OPTIONS                                  5

PREMIUMS                                               6

POLICY ACCOUNTS                                        7

ACCUMULATION VALUE                                     8

SURRENDER OPTION                                      10

OWNERSHIP                                             11

BENEFICIARY INFORMATION                               11

GENERAL PROVISIONS                                    11

SETTLEMENT OPTIONS                                    12

Additional benefit riders, if any, and a copy of the Application follow the Policy Data Page.

                                POLICY DATA PAGE

OWNER        THE INSURED


BENEFICIARY  AS STATED IN COPY OF APPLICATION ATTACHED UNLESS SUBSEQUENTLY
             CHANGED IN COMPLIANCE WITH POLICY PROVISION

AGE AT ISSUE       35

NAME OF INSURED    JOHN DOE           $100,000  SPECIFIED AMOUNT

POLICY NUMBER      UVSPC226  FEBRUARY 26, 1998  DATE OF ISSUE

  FORM                BENEFIT                     ANNUAL GUARANTEED
 NUMBER             DESCRIPTION                   COVERAGE PREMIUM

VULIP         VARIABLE UNIVERSAL LIFE INSURANCE        $612.00

TOTAL FIRST YEAR ANNUAL GUARANTEED COVERAGE PREMIUM    $612.00


INSURED SEX                MALE
INSURED CLASS              PREFERRED TOBACCO NON-USER
DEATH BENEFIT OPTION       A-SPECIFIED AMOUNT
INITIAL PREMIUM            $1800.00
PLANNED PERIODIC PREMIUM   $1800.00 ANNUALLY

MONTHLY DEDUCTION
  A COST OF INSURANCE CHARGE
  A CHARGE FOR ANY RIDERS
  A CURRENT MONTHLY POLICY CHARGE OF $5.00
  A MAXIMUM MONTHLY POLICY CHARGE OF $7.50
DAILY ASSET CHARGE
  A DAILY ASSET CHARGE NOT TO EXCEED 1.25% ANNUALLY OF THE AVERAGE DAILY NET ACCUMULATION VALUE OF EACH SUBACCOUNT, BUT NOT THE FIXED ACCOUNT

POLICY LOAN RATE          5.00%
MAXIMUM POLICY LOAN AMOUNT
  FIRST 3 POLICY YEARS --  75% OF SURRENDER VALUE
  THEREAFTER --  90% OF SURRENDER VALUE
PREMIUM ALLOCATION:
              SUBACCOUNTS
AN GROWTH                   25%
VIP II INDEX 500            25%
VIP III GROWTH AND INCOME   25%
MID-CAP GROWTH              25%

IT IS POSSIBLE THAT COVERAGE WILL EXPIRE IF SUBSEQUENT PREMIUMS ARE NOT PAID FOLLOWING PAYMENT OF THE INITIAL PREMIUM OR IF THE SURRENDER VALUE IS NOT SUFFICIENT TO CONTINUE COVERAGE

THE MAXIMUM COST OF INSURANCE RATE IS BASED ON THE 1980 CSO MALE NON-SMOKER MORTALITY TABLE.

INSURED        JOHN DOE              MALE      AGE  35

MONTHLY GUARANTEED MAXIMUM COST OF INSURANCE RATES PER $1,000

ATTAINED                                            ATTAINED
AGE           VULIP                                 AGE       VULIP
30           .17771                                  63     2.68460
31           .18355                                  64     2.94650
32           .19107                                  65     3.22493
33           .20110                                  66     3.51745
34           .21279                                  67     3.82159
35           .22700                                  68     4.14189
36           .24372                                  69     4.49089
37           .26462                                  70     4.87787
38           .28804                                  71     5.31499
39           .31481                                  72     5.81208
40           .34578                                  73     6.36666
41           .37927                                  74     6.97905
42           .41612                                  75     7.63862
43           .45635                                  76     8.31871
44           .50079                                  77     9.00762
45           .54778                                  78     9.71025
46           .59647                                  79    10.45173
47           .64940                                  80    11.25816
48           .70657                                  81    12.15491
49           .76883                                  82    13.16081
50           .83788                                  83    14.26296
51           .91627                                  84    15.42767
52          1.00487                                  85    16.61724
53          1.10540                                  86    17.80317
54          1.21538                                  87    19.03928
55          1.33315                                  88    20.34823
56          1.45789                                  89    21.67168
57          1.58964                                  90    23.03011
58          1.72843                                  91    24.46830
59          1.87772                                  92    26.16955
60          2.04441                                  93    28.40685
61          2.23291                                  94    31.56338
62          2.44595                                  95    50.87689

TABLE OF SURRENDER CHARGES

DURING POLICY        SURRENDER     THE SURRENDER CHARGES SHOWN WILL ONLY
YEAR                 CHARGE        APPLY TO THE POLICY AS ISSUED.  AT THE TIME
1                       $2,500     OF AN INCREASE, THE INCREASE WILL HAVE ITS
2                        2,500     OWN SURRENDER CHARGES WHICH WILL BE
3                        2,500     DIFFERENT THAN THE SURRENDER CHARGES
4                        2,500     SHOWN BUT WHICH WILL APPLY FOR 14 YEARS
5                        2,500     FROM THE EFFECTIVE DATE OF THE INCREASE.
6                        2,300
7                        2,100
8                        1,900
9                        1,700
10                       1,500
11                       1,000
12                         750
13                         250
14                         100
THEREAFTER                   0

                           DEFINITION OF POLICY TERMS

ACCUMULATION VALUE - the total amount that the Policy provides for investment at
     any time.  The value of the Policy   as defined in the Accumulation Value
     Provision.

APPLICANT - the person whose signature is shown as such in the Application.

APPLICATION- the Application for the Policy and any Application for an increase
in the Specified Amount or the   addition of a rider.

ATTAINED AGE - the age at issue as shown on the Policy Data Page plus the number
     of complete Policy Years that the   Policy has been in force.

BENEFICIARY - the Beneficiary is designated in the Application. If changed, the Beneficiary is as shown in the latest change filed and recorded with Us. The Beneficiary is named to receive the Death Benefit in the event of the Insured's death.

COST OF INSURANCE - that  portion of the Monthly Deduction required to pay for
     the Policy's insurance coverage,   other than that provided by any riders.

DATE OF ISSUE - the Date of Issue set forth in the Policy and any riders thereto that is used to determine Policy anniversary dates, Policy Years and Monthly Deduction Dates.

DEATH BENEFIT - the amount of insurance coverage provided under the selected
     Death Benefit option of the Policy.

GUARANTEED COVERAGE PREMIUM - a specified premium which, if paid in advance as required, will cause Us to keep the Policy in force during the first three Policy Years so long as other Policy provisions are met, even if the Surrender Value is zero or less.

HOME OFFICE - means American National Insurance Company, One Moody Plaza,
     Galveston, Texas.

INSURED - the person named as such on the Policy Data Page and upon whose life the Policy is issued.

LAPSE - this Policy will Lapse when the Surrender Value is not sufficient to provide for a Monthly Deduction or Policy Debt exceeds Accumulation Value less any surrender charge, and a grace period expires without sufficient payment, except that the Policy will not lapse during the first three Policy Years if the requirements of the guaranteed coverage benefit provision have been met. Coverage will terminate in accordance with the grace period provision of this Policy.

MONTHLY DEDUCTION - the sum of the Cost of Insurance charge, plus the applicable charge for any riders and the monthly policy charge as specified on the Policy Data Page.

MONTHLY DEDUCTION DATE - the same date in each succeeding month as the Date of Issue except that whenever the Monthly Deduction falls on a date other than a Valuation Date, the Monthly Deduction Date will be deemed the next Valuation Date. This is the date the Monthly Deduction is taken from the Accumulation Value. The Date of Issue is the first Monthly Deduction Date.

OWNER - the Owner of the Policy, as designated in the Application or as subsequently changed. If a Policy has been absolutely assigned, the assignee is the Owner. A collateral assignee is not the Owner.

PAYEE - the person to whom any of the proceeds of the Policy and any riders are payable.

PLANNED PERIODIC PREMIUM - a scheduled premium of a level amount at a fixed interval as selected by You. You are not required to follow this schedule and following this schedule does not necessarily ensure the Policy will remain in force unless the requirements of the guaranteed coverage benefit provision are met.

POLICY - this life insurance contract.

POLICY DATA PAGE - the pages of the Policy so entitled.

POLICY DEBT - the sum  of all unpaid Policy loans and accrued interest thereon.

POLICY YEAR - the period from one Policy anniversary date until the next Policy anniversary date.

Form VULIP

PREMIUM PAYER - the person responsible for the payment of premiums for the Policy.

SATISFACTORY PROOF OF INSURED'S DEATH - means all of the following must be submitted: (1) a certified copy of the death certificate; (2) a claimant statement; (3) the Policy; and (4) any other information We may reasonably require to establish the validity of the claim.

SPECIFIED AMOUNT - the minimum Death Benefit under the Policy until the Insured reaches Attained Age of 95. The Specified Amount is an amount You select in accordance with the Policy requirements.

SURRENDER VALUE - the Accumulation Value less any Policy Debt and surrender charges.

YOU, YOUR - means the Owner of the Policy.

WE, US, OUR - means American National Insurance Company.

WRITTEN REQUEST - means a request in writing in a form satisfactory to Us and filed at Our Home Office.

                            NONPARTICIPATING POLICY

  The Policy is nonparticipating and does not share in Our profits or surplus.

                                 DEATH BENEFIT

DEATH BENEFIT - The Death Benefit of the Policy is the amount provided by the Death Benefit option in effect when the Insured dies. The Policy must be in full force on the date of death; otherwise, there is no Death Benefit. Adjustment in the Death Benefit will be made as provided in the following paragraphs. The Death Benefit option elected in the Application is shown on the Policy Data Page.

OPTION A. Until age 95, the Death Benefit is the greater of the following: (1) the Specified Amount on the date of death; or (2) the Accumulation Value at the end of the Valuation Period that includes the date of death multiplied by a corridor percentage from the table on page 5.

OPTION B. Until age 95, the Death Benefit is the greater of the following: (1) the Specified Amount on the date of death plus the Accumulation Value at the end of the Valuation Period that includes the date of death; or (2) the Accumulation Value at the end of the Valuation Period that includes the date of death multiplied by a corridor percentage from the table on page 5.

The Death Benefit at age 95 and thereafter equals the Accumulation Value.

MONTHLY DEDUCTION DUE AT DEATH - If the Insured should die during the grace period, from any Death Benefit, We will deduct an amount to cover Monthly Deductions to the end of the month of death.

POLICY DEBT ADJUSTMENT - We will deduct any Policy Debt from any Death Benefit.

MISSTATEMENT OF AGE OR SEX - If the Insured's age or sex has been stated incorrectly, the Death Benefit will be that which could have been purchased by the most recent Cost of Insurance charge at the correct age and sex.

SUICIDE - If the Insured should die by suicide, while sane or insane, within 2 years from the Date of Issue, the Death Benefit will be limited to the premiums paid less any partial surrenders and Policy Debt. If the Insured should die by suicide, while sane or insane, within 2 years from the effective date of any increase in Specified Amount, the Death Benefit for the increase will be limited to the Cost of Insurance associated with the increase. The provisions of this paragraph shall apply to a reinstatement for 2 years from the effective date of such reinstatement to the extent that We shall be liable only for the return of Cost of Insurance and expenses, if any, paid on or after the reinstatement

DEATH BENEFIT PROCEEDS - The proceeds payable to the Beneficiary upon receipt by us of Satisfactory Proof of Death of the Insured while the Policy is in force equal to:

(1) the Death Benefit; plus

(2) any additional life insurance proceeds provided by riders; minus

(3) any Policy Debt; minus

(4) any unpaid Monthly Deduction that may apply during a grace period.

PAYMENT OF THE DEATH BENEFIT - The Death Benefit Proceeds may be paid in one sum or under the settlement options of the Policy.

                         TABLE OF CORRIDOR PERCENTAGES

 INSURED'S AGE                       INSURED'S AGE                     INSURED'S AGE
 BEGINNING OF         CORRIDOR       BEGINNING OF       CORRIDOR       BEGINNING OF       CORRIDOR
 POLICY YEAR              %          POLICY YEAR            %          POLICY YEAR            %
0-40                   250                53              164                 67            118
41                     243                54              157                 68            117
42                     236                55              150                 69            116
43                     229                56              146                 70            115
44                     222                57              142                 71            113
45                     215                58              138                 72            111
46                     209                59              134                 73            109
47                     203                60              130                 74            107
48                     197                61              128              75-90            105
49                     191                62              126                 91            104
50                     185                63              124                 92            103
51                     178                64              122                 93            102
52                     171                65              120                 94            101
                                          66              119        95 and thereafter      100

                             POLICY CHANGE OPTIONS

You may make Written Request for any of the following changes in the Policy. The Policy must accompany the change request. The requested change will require Our consent.

INCREASE IN SPECIFIED AMOUNT - You must submit a new Application to increase the Specified Amount. We also require evidence satisfactory to Us that the Insured is insurable under Our current rules and practices. The minimum amount of increase in Specified Amount is $5,000. An increase in Specified Amount may not be made if the Insured's Attained Age is over 80. The increase will become effective on the Monthly Deduction Date that coincides with or next follows the date We approve the increase. A policy endorsement will show the effective date for the increase. If the increase is made during the first three Policy Years a new Guaranteed Coverage Premium will be shown. An increase in Specified Amount does not start a new guaranteed coverage benefit period. You may cancel this increase by following the Right to Cancel provision as stated on the front of the Policy. Depending on the Accumulation Value at the time of an increase and the amount of the increase you requested, We reserve the right to require an additional premium payment.

DECREASE IN SPECIFIED AMOUNT - A decrease in the Specified Amount is allowed after the first three Policy Years. A decrease in the Specified Amount will be effective on the Monthly Deduction Date that coincides with or next follows the date We receive Your written request. The minimum amount of decrease in Specified Amount is $5,000. The Specified Amount remaining in force after a decrease may not be less than the minimum Specified Amount shown in the following schedule:
          DURING                           MINIMUM
          POLICY YEAR                  SPECIFIED AMOUNT
          4                                     $35,000
          thereafter                             25,000

The minimum Specified Amount for an Insured to maintain a preferred risk classification is $100,000.

If following the decrease in Specified Amount, the Policy would not comply with the maximum premium limitations required by federal tax law, the decrease may be limited or Accumulation Value may be returned to the Owner at the Owner's election, to the extent necessary to meet these requirements. A decrease in the Specified Amount will reduce the Specified Amount in the following order:

(1) The Specified Amount provided by the most recent increase;

(2) The next most recent increases successively; and

(3) The initial Specified Amount.

If there is a decrease in Specified Amount, American National will deduct a surrender charge from the Accumulation Value. Such deduction will be the sum of surrender charges computed separately for each reduction in Specified Amount as required in (1) - (3) above. The surrender charge for each reduction is a pro rata portion of any surrender charge applicable to a full surrender of the related increase or initial Specified Amount. This portion will be based on the percentage reduction in the related increase or initial Specified Amount. The surrender charges applicable to each increase or the initial Specified Amount remaining in force will be reduced on a pro rata basis. No decrease in Specified Amount can be made if the Insured's Attained Age exceeds 94. A decrease in Specified Amount will take effect on the Monthly Deduction Date which coincides with or next follows the date American National receives the written request from the Owner.

CHANGE IN DEATH BENEFIT OPTION - The Death Benefit option in effect may be changed at any time by sending a Written Request to Us. The effective date of such a change will be the Monthly Deduction Date on or following the date the written request is received by Us. If the Death Benefit option is changed from option A to option B, the Specified Amount after the change will equal the Specified Amount before the change minus the Accumulation Value on the effective date of the change. If the Death Benefit option is changed from option B to option A, the Specified Amount under option A after the change will equal the Death Benefit under option B on the effective date of change. A change in Death Benefit option will not be allowed if the Specified Amount remaining in force after the change is less than the minimum allowed after a decrease in Specified Amount. A change in Death Benefit option will not result in an immediate change in the Accumulation Value. An increase in the Specified Amount due to a Death Benefit option change will result in certain increases in the Monthly Deduction and the Guaranteed Coverage Premium. A change in the Death Benefit option may affect surrender charges, since these changes are assessed based on a rate per $1,000 of Specified Amount. The minimum Specified Amount for an Insured to maintain a preferred risk classification is $100,000.
          DURING                           MINIMUM
          POLICY YEAR                  SPECIFIED AMOUNT
          1                                     $50,000
          2                                      45,000
          3                                      40,000
          4                                      35,000
          thereafter                             25,000

Form VULIP                            5

                                    PREMIUMS

PREMIUM PAYMENTS - The initial premium shown on the Policy Data Page is due on the Date of Issue, and must be paid in order to put the Policy in force. You may choose the amount and frequency of any additional premium payments, subject to the limits described below. All premiums are payable in advance. Subsequent payments must be made at Our Home Office. If You stop paying premiums, the Policy will continue in force subject to the provisions of the Grace Period.

If the total premiums paid on this Policy should exceed the limitations of the Internal Revenue Code, We will return the excess premiums to You within the time permitted by law. Premium payments which result in an increase in the net amount at risk under the Policy will require evidence of insurability.

PLANNED PERIODIC PREMIUMS - Your Planned Periodic Premium and the payment interval You have selected are shown on the Policy Data Page. You may change the amount and frequency, but We have the right to limit the amount of the Planned Periodic Premium. During the first three Policy Years the Planned Periodic Premium Schedule must include the Guaranteed Coverage Premium.

UNSCHEDULED PREMIUMS - You may make unscheduled premium payments at any time while the Policy is in force, but We have the right to limit the amount of any unscheduled premium payments.

GUARANTEED COVERAGE BENEFIT - The Policy can not terminate during the first three Policy Years after the Date of Issue if on each Monthly Deduction Date within that period the sum of premiums paid within that period equals or exceeds:

(1) the sum of the Guaranteed Coverage Premium for each month from the start of the 3 year period, including the current month, plus;
(2) any partial surrenders and any increase in Policy Debt amount since the start of the period.
The Guaranteed Coverage Premium payment must be paid to keep the Policy in force, even if the Surrender Value is zero or less.

The Guaranteed Coverage Premium will be increased if a benefit rider is added or increased during the first three Policy Years after the Date of Issue. If the Specified Amount is increased during the first three Policy Years, a new Guaranteed Coverage Premium will be calculated. Increases in Specified Amount or rider changes made after the first three Policy Years will not have a Guaranteed Coverage Benefit.

ALLOCATION OF PREMIUMS - Premium payments will be allocated between the subaccounts and fixed account as shown on the Policy Data Page. You may change the allocation for premium payments by sending Us a Written Request to do so. We will initially allocate any premium received on or before the Date of Issue or within 15 days after the Date of Issue to a money market subaccount, as of the Date of Issue, for fifteen days. Upon expiration of this period, if the Policy is not canceled, the Accumulation Value in the money market subaccount will be automatically transferred to the other subaccounts in accordance with Your premium allocation percentages for the subaccounts or the fixed account as the case may be.

GRACE PERIOD - A grace period is granted for the payment of a premium sufficient to cover the Monthly Deduction if the Surrender Value is insufficient or the excess of Policy Debt over Accumulation Value less any Surrender Charge, unless during the first three Policy Years the requirements of the guaranteed coverage benefit provision has been met. The grace period begins on the date the Surrender Value is insufficient to cover the Monthly Deduction or the date Policy Debt exceeds Accumulation Value less any Surrender Charge. We will mail notice of the grace period and of the required premium payment to You and to any assignee on record at Our Home Office. The grace period will end 61 days after the notice is mailed. Failure to pay the required premium within the grace period will cause the Policy to terminate. However, a termination will not occur if the Policy is being continued under this guaranteed coverage benefit provision. If the Insured dies during the grace period, any overdue Monthly Deductions and Policy Debt will be deducted from the Death Benefit proceeds.

TERMINATION OF COVERAGE - The Policy coverage will terminate on the first to occur of:
(1) the Insured's death;
(2) expiration of the grace period; or
(3) Written Request for surrender and submission of the Policy for the Surrender Value.

REINSTATEMENT - A policy may be reinstated any time within five years after the date coverage is terminated. A Policy can not be reinstated if it was surrendered. At the time of the reinstatement request, all these conditions must be met:

(1) You must provide Us any facts We need to satisfy Us that the Insured, and any person covered by rider, is then insurable for the Policy;
(2) You must pay a minimum premium sufficient to pay the Monthly Deduction for three months after the date of reinstatement;
(3) any Policy Debt must be restored or paid back with compound interest;
(4) You must pay all of the Monthly Deductions that were not collected during the grace period; and

(5) the surrender charge schedule will be restored as of the original Date of Issue and for any increase in Specified Amount as of the date of increase.

The interest rate for reinstatement of Policy Debt will be 6% per year. If the Policy Debt with interest would exceed the Surrender Value of the reinstated Policy, the excess must be paid before reinstatement.

                                POLICY ACCOUNTS

AMERICAN NATIONAL FIXED ACCOUNT - You may elect to allocate all or a part of premiums paid or transfer all or a part of the Accumulation Value under the Policy to the fixed account. Such amounts allocated or transferred become part of American National's General Account, which consists of all assets owned by Us other than those in the various separate accounts of American National. Subject to applicable law, We have sole discretion over the investment of the assets of the fixed account and You do not share in the investment experience of those assets. Instead, We guarantee that the part of the Accumulation Value in the fixed account will accrue interest daily at an annual interest rate that We will declare periodically. The declared rate will not be less than 3% per year, compounded daily.

AMERICAN NATIONAL VARIABLE LIFE SEPARATE ACCOUNT - The variable benefits under this Policy are provided through investments in the American National Variable Life Separate Account. We established the American National Variable Life Separate Account as a separate investment account to support variable universal life insurance contracts.

We own the assets of the American National Variable Life Separate Account. Assets equal to the reserves and other liabilities of the American National Variable Life Separate Account will not be charged with liabilities that arise from any other business We conduct. We may transfer to American National's General Account any assets which exceed the reserves and other liabilities of the American National Variable Life Separate Account. American National Variable Life Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. It is also subject to the laws of the State of Texas.

SUBACCOUNTS - The American National Variable Life Separate Account has multiple subaccounts. Each subaccount will invest exclusively in shares of the corresponding portfolios of the available funds. Each subaccount represents a separate investment portfolio of a fund. Only the elected subaccounts of the American National Variable Life Separate Account are shown on the Policy Data Page.
You will share only in the income, gains and losses of the particular subaccounts to which premium payments have been allocated or Accumulation Value has been transferred. We will value the assets of each subaccount of the American National Variable Life Separate Account at the end of each valuation period. A valuation period is the period commencing at the close of regular trading on the New York Stock Exchange on one valuation date and ending at the close of regular trading on the New York Stock Exchange on the next succeeding valuation date. A valuation date is each day on which the New York Stock Exchange and American National are open for trading.

TRANSFERS - At any time that this Policy is in effect, You may transfer all or a portion of the amounts from one subaccount to another subaccount, or to the fixed account. The minimum amount that may be transferred is $250 or the balance in the subaccount, if less. You may make 12 transfers each Policy Year without charge. The charge for each additional transfer during the Policy Year is $10.

Transfers from the fixed account to the subaccounts are permitted only once each Policy Year and only during the thirty day period beginning on the Policy anniversary. This transfer is without charge. The maximum amount which may be transferred out of the fixed account each year is the greater of: (a) 25% of the amount in the fixed account, or (b) $1,000. Such transfer requests received prior to the Policy anniversary will be effected at the end of the Valuation Period during which the Policy anniversary occurs. Transfer requests received within the thirty day period beginning on the policy anniversary will be effected as of the end of the valuation period in which a proper transfer request is received by Us.

ADDITION, DELETION, OR SUBSTITUTION OF INVESTMENT - We have the right, subject to applicable law, to make additions to, deletions from, or substitutions for the shares that are held by the American National Variable Life Separate Account or that the American National Variable Life Separate Account may purchase. We reserve the right to redeem the shares of any of the series of the funds and to substitute shares of another series of a fund or of another open-end management investment company if the shares of the series are no longer available for investment or if, in Our judgment, further investment in the series should become inappropriate in view of the purposes of the American National Variable Life Separate Account.

Form VULIP                            7

We will not substitute any shares attributable to Your interest in a subaccount of the American National Variable Life Separate Account without notice to You and prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940. We have the right to establish additional subaccounts of the American National Variable Life Separate Account, each of which would invest only in a new and corresponding series of the funds or in shares of another open-end management investment company.

We also have the right to eliminate existing subaccounts of the American National Variable Life Separate Account. In the event of any substitution or change, We may, by appropriate endorsement, make such changes in the Policy as may be necessary or appropriate.

We also have the right, where permitted by law:

(1) to operate the American National Variable Life Separate Account as a management company under the Investment Company Act of 1940;
(2) to de-register the American National Variable Life Separate Account under the Act if registration is no longer required; and
(3) to combine the American National Variable Life Separate Account with other separate accounts.

                               ACCUMULATION VALUE

ACCUMULATION VALUE - The Accumulation Value is the sum of the values attributable to the Policy in the subaccounts of the American National Variable Life Separate Account, which will reflect the investment performance of the chosen subaccounts, plus the Accumulation Value in the general account as security for Policy loans and held in the fixed account which includes interest paid (1) any premium to be processed on that valuation date; less (2) any partial surrenders plus applicable charges, to be processed on that valuation date; less (3) any Monthly Deduction to be processed on that valuation date. The entire investment risk of the American National Variable Life Separate Account is borne by You. We do not guarantee minimum Accumulation Value.

On the Date of Issue or, if later, the date the first premium is received, the Accumulation Value is the premium less the Monthly Deduction for the first policy month. All values equal or exceed those required by law. Detailed explanations of methods of calculations are on file with appropriate regulatory authorities.

SEPARATE ACCOUNT ACCUMULATION VALUE - The Accumulation Value attributable to the Policy in the subaccounts of the American National Variable Life Separate Account will vary daily with the performance of the subaccounts in which You have an Accumulation Value, any premiums paid, transfers, partial surrenders, and charges assessed. There is no guaranteed minimum Surrender Value on these separate account Accumulation Values.

On each valuation date, the Accumulation Value in a subaccount is the aggregate of the values attributable to the Policy in each of the subaccounts on the valuation date, determined for each subaccount by multiplying the subaccount's unit value by the number of units allocated to the Policy.

In computing the Accumulation Value, the number of subaccount units allocated to the Policy is determined after any transfers among subaccounts, or to the fixed account (and deduction of transfer charges), but before any other Policy transactions, such as receipt of premiums and partial surrenders, on the valuation date. Because the Accumulation Value is dependent upon a number of variables, including the investment performance of the chosen subaccounts, the frequency and amount of premium payments, transfers, partial surrenders, loans, and charges assessed in connection with the Policy, the Accumulation Value cannot be predetermined.

THE UNIT VALUE - The unit value of each subaccount reflects the investment performance of that subaccount. The unit value of each subaccount shall be calculated by multiplying the per share net asset value of the corresponding portfolio on the valuation date times the number of shares held by the subaccount, after the purchase or redemption of any shares on that date; minus the daily asset charge as stated on the Policy Data Page; and dividing the result by the total number of units held in the subaccount on the valuation date, after any transfers among subaccounts, or the fixed account (and deduction of transfer charges), but before any other Policy transactions.

FIXED ACCOUNT ACCUMULATION VALUE - The fixed account Accumulation Value on any Monthly Deduction Date shall be the sum of (a), (b), (c), and (d), less the sum of (e) and (f), where:

(a) is the fixed account Accumulation Value on the immediately preceding Monthly Deduction Date;
(b)  is one month interest on (a);
(c) is all premiums received and allocated to the fixed account prior to current date but and any value transferred into the fixed account since the immediately preceding Monthly Deduction Date;
(d) is interest accumulated on (c) from the date of receipt of the premium allocated to the fixed account or the date any value was transferred into the fixed account to the Monthly Deduction Date;
(e) is the sum of any partial surrenders from the fixed account prior to current date but since the immediately preceding Monthly Deduction Date, and applicable surrender charges plus accumulated interest on such surrenders and charges;
(f) is any value transferred out of the fixed account since the immediately preceding Monthly Deduction Date plus accumulated interest on such transfers.

The fixed account Accumulation Value on any date other than a Monthly Deduction Date, hereinafter referred to as the valuation date, shall be the sum of (a),
(b), (c), and (d), less (e) and (f), where:

(a) is the fixed account Accumulation Value on the Monthly Deduction Date immediately preceding the valuation date;
(b)  is interest on (a) accumulated to the valuation  date;
(c) is all premiums received and allocated into the fixed account and any value transferred to the fixed account prior to current date but since the immediately preceding Monthly Deduction Date;
(d) is interest on (c) from the date of receipt of the premiums allocated to the fixed account or the date any value was transferred into the fixed account to the valuation date;
(e) is the sum of any partial surrenders from the fixed account, which occurred prior to current date but since the Monthly Deduction Date immediately preceding the valuation date, and applicable surrender charges plus accumulated interest on such surrenders and charges; and
(f) is any value transferred out of the fixed account since the immediately preceding Monthly Deduction Date plus accumulated interest on such transfers.

The guaranteed interest rate applied in the calculation of the fixed account Accumulation Value and Accumulation Value held in the General Account as security for Policy loans is 3% per year, compounded daily. Fixed account Accumulation Values may earn interest at a higher rate.

MONTHLY DEDUCTION - The Monthly Deduction is the sum of the Cost of Insurance for the Policy plus the cost of any riders plus any monthly policy charge. We will allocate the Monthly Deduction among the Subaccounts and the Fixed Account in the same proportion as the Accumulation Value in each Subaccount and the Fixed Account years to the total on that date.

COST OF INSURANCE - The monthly Cost of Insurance is equal to the net amount of risk multiplied by the Cost of Insurance rate. The net amount of risk equals the Death Benefit less the Accumulation Value at the beginning of the month after deduction of the monthly policy charge and the applicable charge for any riders shown on the Policy Data Page. The Cost of Insurance is based on the Insured's sex, Attained Age, risk class and Specified Amount. Any change in the Cost of Insurance rates will be made on a uniform basis for Insureds of the same age, sex, risk class and Specified Amount. The monthly guaranteed maximum rates for the initial Specified Amount of this Policy are shown on the Policy Data Page. Guaranteed maximum cost of insurance rates for issue or increase ages 15 and above are calculated based on the 1980 Commissioners Standard Ordinary (CSO) Smoker or Nonsmoker Mortality Tables (Age Last Birthday). For issue or increase ages 0-14, the 1980 CSO Mortality Table (Age Last Birthday) was used through attained age 14 and the 1980 CSO Nonsmoker Mortality Table (Age Last Birthday) for attained ages 15 and above.

CONTINUATION OF INSURANCE - Insurance coverage under this Policy and any benefits provided by rider will be continued until the Surrender Value will not cover the Monthly Deduction or Policy Debt exceeds Accumulation Value less any surrender charge as provided in the grace period provision, unless, during the first three Policy Years, the requirements of the guaranteed coverage benefit provision are met.

SURRENDER VALUE - The Surrender Value is the Accumulation Value on the date of surrender less any surrender charge and any Policy Debt.

SURRENDER CHARGE -The surrender charge is a charge against the Accumulation Value. Surrender charges are calculated separately for the initial Specified
Amount and for each increase in the Specified Amount.   The surrender charge is
applicable for the first fourteen Policy Years after the Date of Issue and fourteen years after the effective date of each increase. Thereafter, there is no surrender charge. The surrender charge is assessed based on a rate per $1,000 of initial or increase in Specified Amount. This rate is the same for the five years since issue or increase, as applicable, grading to zero after fourteen years. A surrender charge may be assessed upon decreases in Specified Amount, including Death Benefit option changes that result in a decrease in Specified Amount. The surrender charge will not exceed the maximum amount permitted under applicable law.


Form VULIP                            9

                                SURRENDER OPTION

FULL SURRENDER - If the Policy is being fully surrendered, the actual Policy must be returned to Us along with a Written Request. The Policy will cease to be
in force when We receive it with Your Written Request for full surrender.   The
amount available for surrender is the Surrender Value at the end of the valuation period during which the surrender request is received at Our Home Office.

In most cases We will pay the Surrender Value to You within seven days after We receive Your Written Request. We reserve the right to defer the payment of any Surrender Value for up to six months which does not depend on the investment performance of the separate account.

PARTIAL SURRENDER - You may make Written Request for partial surrender of any amount less than the Surrender Value minus an amount sufficient to cover Monthly Deductions for 3 months. The minimum amount of any partial surrender is $100. The Accumulation Value will be reduced by the sum of the amount of partial surrender, a $25 fee for each partial surrender, and if Death Benefit Option A is in effect, a partial surrender charge. This amount will be deducted from the Accumulation Value, and values in connection therewith determined, at the end of the Valuation Period during which the request is received. Unless You request otherwise, We will allocate partial surrenders to the fixed account and subaccounts in proportion to the value in the fixed account and in each subaccount prior to the partial surrender.

A partial surrender will reduce both the Death Benefit and the Accumulation Value by the amount of the Accumulation Value reduction. The reduction will first reduce any past increases and the initial Specified Amount in the reverse order in which they occurred. If the Specified Amount remaining in force after the reduction would be less than the minimum shown on the Policy Data Page, the partial surrender will not be permitted.

In most cases We will pay the partial surrender amount to You within seven days after We receive Your Written Request. We reserve the right to defer the payment of any Surrender Value for up to six months which does not depend on the investment performance of the separate account.

POLICY LOAN - You may request a policy loan at any time while Your Policy is in force. The maximum amount You may borrow is the maximum policy loan amount set forth on the Policy Data Page. Preferred loans are available after the seventh policy year. Determination of whether a loan is preferred occurs at the time the loan is made. Subject to the maximum policy loan amount, the amount available as a preferred loan is equal to the Accumulation Value less Policy Debt and less premiums paid, adjusted by partial surrenders. The minimum amount You may borrow is $100 if that amount of loan value is available for loan. The Policy is the sole security for the loan. Loan interest is due on each Policy anniversary date or when the loan is paid back if that occurs first. In most cases We will pay the loan amount to You within seven days after We receive Your request for the loan in Our Home Office. We reserve the right to defer the payment of any loan for up to six months which does not depend on the investment performance of the separate account.

Unless You request otherwise, We will allocate loans to the fixed account and subaccounts in proportion to the value in the fixed account and in each subaccount on the date the loan is made. Value in each subaccount equal to the portion allocated to the subaccount will be transferred into the fixed account. The value equal to the Policy Debt in the fixed account will earn interest at an annual rate of 3.0% credited on the Policy anniversary, 5% on preferred loans. When a loan repayment is made, value in the fixed account equal to the loan repayment will be allocated to the fixed account and subaccounts using the same percentages used to allocate premiums. Each repayment may not be less than $10.

Interest on policy loans is charged at an annual rate of 5%. Interest not paid when due is added to the Policy Debt and will bear interest at the same rate. Whenever the Policy Debt exceeds the Surrender Value, the grace period provision will apply.

DEFERMENT OF PAYMENTS AND EMERGENCY PROCEDURE - We may suspend or delay all procedures which require valuation of a subaccount if the New York Stock Exchange is closed (except for holidays or weekends) or trading is restricted due to an existing emergency as defined by the Securities and Exchange Commission so that We cannot value the subaccounts. Any provision of this Policy which specifies a valuation date will be superseded by this emergency procedure.

                                   OWNERSHIP

OWNER - While this Policy is in force You may exercise the rights of ownership. If You are a minor, first the Applicant, then the Beneficiary, if living and legally competent, may exercise all rights of owners. If You die while the Insured is living, ownership will pass to the contingent owner, if named. If there is no contingent owner, ownership passes to Your estate. All rights of the Owner, the contingent owner, the Applicant and the Beneficiary are subject to the rights of:

(1) any assignee of record; and

(2) any irrevocable Beneficiary.

                            BENEFICIARY INFORMATION

BENEFICIARY INTEREST - Beneficiaries will be designated as first, second, third, and so on. A Beneficiary or class of Beneficiaries will receive the death benefit in that order. All relationships are in reference to the Insured. Unless changed by endorsement or written request:

(1)  two or more class members will share the Death Benefit equally;
(2) surviving class members will share equally the Death Benefit to which a deceased or disqualified class members would have been entitled; or
(3) if no Beneficiary survives the Insured, or qualifies, the Death Benefit will be paid to the Insured's estate.

A Beneficiary will not share in the Death Benefit if:

(1)  the Beneficiary dies within 6 days after the Insured's death; and
(2)  We have not received proof of the Insured's death.

If the Beneficiary is not a natural person, the Beneficiary must still exist at the time of the Insured death. All Beneficiaries' interests are subject to any assignment on record at Our Home Office.

CHANGE OF BENEFICIARY - You may change a Beneficiary by a Written Request.

The change will not take effect until it is recorded at Our Home Office. However, once such a change is recorded, the change will take effect as of the date the request was signed, whether or not the Insured is living on the date the change is recorded, subject to any payment made or other action taken by Us before such recording. The change is subject to:

(1)  the rights of an assignee of record; and

(2)  the rights of an irrevocable Beneficiary.

                               GENERAL PROVISIONS

CONTRACT AND REPRESENTATIONS - The Policy, any endorsements, any riders, any Applications, if attached at the Date of Issue, or the effective date of any increase or rider addition or increase, form the entire contract. All statements in any Application, in the absence of fraud, will be deemed representations and not warranties. No statement will be used to void the Policy or in defense of a claim under it unless:

(1) it is contained in a written Application; and

(2) copy of the Application is attached to the Policy at the Date of Issue or at the time that an increase or rider addition or increase occurs.

EFFECTIVE DATE - The Policy takes effect on the Date of Issue shown on the Policy Data Page upon:
(1)  payment of the initial premium, as shown on the Policy Data Page; and
(2)  Policy delivery during the Insured's  lifetime and good health.

Any Increase in Specified Amount, addition of a rider, or reinstatement of coverage will take effect on the Monthly Deduction Date which coincides with or next follows the date We approve an Application for such change or for reinstatement of this Policy. Policy Years, anniversaries, and months are measured from the Date of Issue.

Form VULIP                           11

INCONTESTABILITY - This Policy will be incontestable after it has been in force during the Insured's lifetime for 2 years from the Date of Issue except for nonpayment of premium and except as to any provision or condition relating to disability benefits, additional benefits for accidental death or fraud. Any Increase in coverage, addition of a rider after the Date of Issue, or any reinstatement shall be incontestable, after it has been in force during the Insured lifetime for 2 years after the effective date of such Increase in coverage, addition of a rider, or reinstatement, except as to any provision relating to disability benefits, additional benefits for accidental death, or fraud. The basis of contest by Us shall be the answers stated in the relevant Applications for such Policy event.

MODIFICATIONS - We reserve the right to modify the provisions of this Policy to comply with applicable law. Any modification of this Policy must be in writing and signed by the president or a vice president of Our Company. We do not authorize Our agents to modify, waive, or extend any of the conditions of this Policy.

ANNUAL REPORT - We will send You and any assignee of record a report at least once a year. This report will show current information about the Policy.

ASSIGNMENT - No assignment will bind Us until recorded at this Home Office. We are not obliged to see that an assignment is valid or sufficient. Any claim by an assignee is subject to proof of the validity and extent of the assignee's interest in the Policy.

                               SETTLEMENT OPTIONS

AVAILABILITY OF SETTLEMENT OPTIONS - All or a part of the Death Benefit proceeds
may be applied to any of the following options.   We will first discharge in a
single sum any liability under an assignment of the Policy and any applicable premium related-taxes, fees, or assessments imposed by any federal, state, municipal or other government authority. The remaining amount is the net sum payable. Other options can be used if agreed to by Us. If You have not elected an option before the Insured's death, the Beneficiary may choose one.

Any election or change must be by Written Request. Our consent is required for any of the following:
(1)  any payment to joint or successive Payees;
(2)  any payment to a corporation, association, partnership, trustee, or estate;
     or
(3)  any change in an option previously elected.

We do not have to apply to an option a net sum payable of less than $2,000.00 for any Payee.

SETTLEMENT OPTIONS - The Table of Settlement Options, referred to in this provision, is located on the next page of the Policy. The options are:

OPTION 1. Installments for a Fixed Period. Equal installments will be paid for a fixed number of years. The amount of the installments will be based on Table A. Installments will include interest at the effective rate of 2.5% per year. At Our option, additional interest may be paid.

OPTION 2. Installments for a Fixed Period and Life Thereafter. Equal monthly installments will be paid for as long as the Payee lives with installments certain for a fixed period. The fixed period is 10 years under Table B, 20 years under Table C, or as long as the Payee lives under Table D.

OPTION 3. Installments of a Fixed Amount. Equal annual, semi-annual, quarterly, or monthly installments will be paid. The sum of the installments paid in 1 year must be at least $40.00 for each $1,000.00 of net sum payable. Installments will be paid until the total of the following amounts is exhausted: (1) the net sum payable; plus (2) interest at the effective rate of 2.5% per year; plus (3) any additional interest that We may elect to pay. The final installment shall be the balance of the net sum payable plus interest, and may be more or less than the other installments .

OPTION 4. Interest Payment. We will hold the net sum payable at interest. Interest will be paid at the effective rate of 2.5% per year. Additional interest may be paid at Our option. On interest due dates, an amount of at least $100.00 may be withdrawn from the amount held. If the amount held falls below $2,000.00, We will pay the entire amount held to the Payee.

GENERAL PROVISIONS FOR SETTLEMENT OPTIONS - The first installment under Option 1, 2, or 3 is paid as of the date the net sum payable is available. The first installment may be postponed for up to 10 years, but only with Our consent. If it is postponed, the net sum payable will accumulate with compound interest at the effective rate of 2.5% per year. To avoid paying installments of less than $20.00 each, We may:

(1)  change the installments to a quarterly, semi- annual, or annual basis;
(2)  reduce the number of installments or
(3)  do both.

If You elect an option, You can withhold the Beneficiary right to assign, encumber, or commute any unpaid amount.

Except to the extent permitted by law, unpaid amounts are not subject to any claims of a Beneficiary's creditors. Except as described in the next paragraph, in no case may installments under Option 2 be commuted. At Our option, installments under the other options may be commuted. When commutation is allowed, the effective interest is equal to the interest rate used in computing the settlement option, plus 1%.

The Payee under any option might die after payments under the option have started. If so, under option 1 or 2, We will pay the commuted value of any unpaid fixed-period installments to the Payee's estate. Under option 3 or 4, We will pay any balance held by Us to the Payee's estate. With Our consent, the option elected may provide for payment in another manner.

BASIS OF CALCULATIONS - The payment amounts illustrated in the Settlement Options Tables are based on the Individual Annuity Mortality Table (1983 Table "a"), from 1983 to 1993 with Projection Scale "G", and 2.5% interest. The attained age at settlement will be adjusted downward by one year for each full five year period that has elapsed since January 1, 1993.





                            SETTLEMENT OPTION TABLES
OPTION 1  -  TABLE A
MONTHLY PAYMENTS FOR EACH $ 1,000.00 OF THE NET SUM PAYABLE

Multiply the monthly payment by 2.993 to obtain the quarterly payment, by 5.963 to obtain the semi-annual payment, and by 11.840 to obtain the annual payment.

------------------------------------------------------------------------------
Years       Amount  Years  Amount  Years  Amount  Years  Amount  Years  Amount
------------------------------------------------------------------------------

1            84.46      7   12.95     13    7.49     19    5.49     25   4.46
2            42.66      8   11.47     14    7.03     20    5.27     26   4.34
3            28.79      9   10.32     15    6.64     21    5.08     27   4.22
4            21.86     10    9.39     16    6.30     22    4.90     28   4.12
5            17.70     11    8.64     17    6.00     23    4.74     29   4.02
6            14.93     12    8.02     18    5.73     24    4.60     30   3.93
------------------------------------------------------------------------------



Form VULIP                                13

OPTION 2 - TABLES B, C AND D
MONTHLY PAYMENT FOR LIFE FOR EACH $ 1,000.00 OF THE NET SUM PAYABLE
Age in years means age of Payee on birthday prior to the due date of the first payment. For Tables B and C, multiply the monthly payment by 2.993 to obtain the quarterly payment, by 5.969 to obtain the semi-annual payment, and by 11.868 to obtain the annual payment. For Table D, amounts for payments other than monthly are available on request, and amounts for ages 0 - 45 are available on request for all tables.

                TABLE B          TABLE C                                       TABLE B          TABLE C
   AGE        Guaranteed       Guaranteed        TABLE D         AGE         Guaranteed       Guaranteed        TABLE D
    IN          Period           Period           Life            IN           Period           Period           Life
  YEARS        10 Years         20 Years          Only          YEARS         10 Years         20 Years          Only
   Male         Amount           Amount          Amount         Female         Amount           Amount          Amount
    46         $3.59             $3.52           $ 3.61              46        $3.31            $3.28          $3.32
    47          3.64              3.57             3.67              47         3.36             3.33           3.37
    48          3.70              3.62             3.73              48         3.41             3.37           3.42
    49          3.77              3.67             3.80              49         3.46             3.42           3.47
    50          3.83              3.73             3.87              50         3.52             3.47           3.53
    51          3.90              3.79             3.94              51         3.57             3.52           3.59
    52          3.98              3.84             4.02              52         3.63             3.57           3.65
    53          4.05              3.90             4.10              53         3.70             3.63           3.72
    54          4.13              3.97             4.18              54         3.76             3.69           3.78
    55          4.22              4.03             4.27              55         3.83             3.75           3.86
    56          4.31              4.09             4.37              56         3.91             3.81           3.93
    57          4.40              4.16             4.47              57         3.99             3.87           4.02
    58          4.50              4.23             4.58              58         4.07             3.94           4.10
    59          4.60              4.29             4.69              59         4.15             4.01           4.19
    60          4.71              4.36             4.82              60         4.24             4.07           4.29
    61          4.83              4.43             4.95              61         4.34             4.15           4.39
    62          4.95              4.50             5.09              62         4.44             4.22           4.50
    63          5.07              4.56             5.23              63         4.55             4.29           4.62
    64          5.21              4.63             5.39              64         4.66             4.36           4.74
    65          5.35              4.69             5.56              65         4.78             4.44           4.87
    66          5.49              4.75             5.75              66         4.91             4.51           5.02
    67          5.64              4.81             5.94              67         5.04             4.59           5.17
    68          5.80              4.87             6.15              68         5.18             4.66           5.33
    69          5.96              4.92             6.37              69         5.33             4.73           5.50
    70          6.12              4.97             6.60              70         5.48             4.79           5.69
    71          6.29              5.01             6.85              71         5.65             4.86           5.89
    72          6.47              5.05             7.12              72         5.82             4.91           6.11
    73          6.64              5.09             7.41              73         6.00             4.97           6.35
    74          6.82              5.12             7.71              74         6.18             5.02           6.61
    75          7.00              5.15             8.04              75         6.37             5.06           6.89
    76          7.18              5.17             8.39              76         6.57             5.10           7.19
    77          7.36              5.19             8.77              77         6.77             5.13           7.51
    78          7.53              5.21             9.17              78         6.97             5.16           7.86
    79          7.70              5.23             9.60              79         7.18             5.19           8.24
   80**         7.87              5.24            10.07            80**         7.83             5.21           8.65

** and over

                    VARIABLE UNIVERSAL LIFE INSURANCE POLICY
               INVESTMENT EXPERIENCE REFLECTED IN SOME VALUES AND
                   BENEFITS. NONPARTICIPATING. NO DIVIDENDS.

ALPHABETIC GUIDE PAGE                                            PAGE
Accumulation Value                                                 8
Addition, Deletion or Substitution of Investment                   7
Age at Issue                                               Policy Data Page
Allocation of Premiums                                             6
American National Fixed Account                                    7
American National Variable Life Separate Account                   7
Annual Report                                                     12
Assignment                                                        12
Availability of Settlement Options                                12
Basis of Calculations                                             13
Beneficiary Interest                                              11
Change of Beneficiary                                             11
Change of Death Benefit Option                                     5
Continuation of Insurance                                          9
Contract and Representations                                      11
Cost of Insurance                                                  9
Date of Issue                                              Policy Data Page
Death Benefit                                                      4
Decrease in Specified Amount                                       5
Deferment of Payments and Emergency Procedure                     10
Effective Date                                                    11
Fixed Account Accumulation Value                                   8
Full Surrender                                                    10
General Provisions for Settlement  Options                        13
Grace Period                                                       6
Guaranteed Coverage Benefit                                        6
Incontestability                                                  12
Increase in Specified Amount                                       5
Misstatement of Age or Sex                                         4
Modifications                                                     12
Monthly Deduction                                                  9
Monthly Deduction Due at Death                                     4
Owner                                                             11
Partial Surrender                                                 10
Payment of Death Benefit                                           4
Planned Periodic Premium                                           6
Policy Debt Adjustment                                             4
Policy Loan                                                       10
Premiums Payments                                                  6
Reinstatement                                                      6
Separate Account Accumulation Value                                8
Settlement Options                                                12
Settlement Option Tables                                          13
Specified Amount                                           Policy Date Page
Subaccounts                                                        7
Suicide                                                            4
Surrender Charge                                                   9
Surrender Value                                                    9
Table of Corridor Percentages                                      5
Termination of Coverage                                            6
The Unit Value                                                     8
Transfers                                                          7
Unscheduled Premiums                                               6
Form VULIP                           15